EXHIBIT 11

COMPUTATION OF EARNINGS PER COMMON SHARE
(In thousands except for per share amounts)


                                                        Year ended December 31
                                                       ------------------------
                                                       1995      1994      1993
Primary:
  Average common shares outstanding                 368,243   276,094   273,620
                                                    -------   -------   -------
  Net income available for common stockholders   $2,071,000  $931,000  $637,000
                                                 ----------  --------  --------
  Net earnings per common share                       $7.72     $3.37     $2.33
                                                      ------    -----     -----

Note:In computing primary earnings per common share, no adjustment was made for the net effect of dilutive stock options. The aggregate dilution produced by common stock equivalents, based on the treasury stock method, is not material.


Fully Diluted:

     Average common shares outstanding              268,243   276,094   273,620

     Net effect of dilutive stock options - based on
       treasury stock method using the ending
       market price, if higher than average
       market price                                   4,975     4,907     5,085
                                                    -------   -------   -------
           Total                                    273,218   278,527   278,705
                                                    =======   =======   =======
     Net income available for common
     stockholders                                $2,071,000  $931,000  $637,000
                                                 ==========  ========  ========
     Net earnings per common share                    $7.58     $3.31     $2.29
                                                      =====     =====     =====

Note:The aggregate dilution produced by common share equivalents is not material and accordingly the fully diluted earnings per common share need not be reported in the Company's Financial Statements as of December 31, 1995.

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